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                                                                       Exhibit 5

                                              May 15, 2000



GE Global Insurance Holding Corporation
5200 Metcalf
Overland Park, Kansas 66201


Ladies and Gentlemen:

          We have acted as counsel to GE Global Insurance Holding Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the issuance by the Company of $2,000,000,000 aggregate principal amount of senior, unsecured debt securities of the Company (the "Debt Securities"). The Debt Securities will be issued under an Indenture dated as of February 1, 1996 between the Company and The Chase Manhattan Bank, as Trustee (the "Indenture").

          We have examined the Registration Statement and the Indenture. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.

          In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter
documents.   We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

          Based upon the foregoing, and assuming (a) the taking of all necessary corporate action to approve the issuance and terms of the Debt Securities, the terms of any offering thereof and related matters by the Board of Directors of the Company, a duly constituted and acting committee of such Board or duly authorized officers of the Company (such Board of Directors, committee or authorized officers being hereinafter referred to as the "Board") and (b) the due execution, authentication, issuance and delivery of the Debt Securities,
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GE Global Insurance
Holding Corporation                                                May 15, 2000

upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board and otherwise in accordance with the provisions of the Indenture and such agreement, the Debt Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

          Our opinion set forth above is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

          We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law.

          This opinion letter is rendered to you in connection with the above described transactions. This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent; provided, however, that we hereby consent to the filing of this opinion letter as an Exhibit 5 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.

                              Very truly yours,


                              /s/ Simpson Thacher & Bartlett

                              SIMPSON THACHER & BARTLETT